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
PROSPECTUS SUPPLEMENT                                                                                           File No. 333-52822
---------------------                                                                                               Rule 424(b)(3)
(To the Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number:  2215

                                                      Merrill Lynch & Co., Inc.
                                                     Medium-Term Notes, Series B
                                             Due Nine Months or More from Date of Issue

                                                         Floating Rate Notes
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
  Principal Amount:                   $80,000,000                                 Original Issue Date:      March 26, 2002

  Issue Price:                        100.00%                                     Stated Maturity Date:     April 22, 2003

  CUSIP Number:                       59018YMJ7

  Interest Calculation:                                                           Day Count Convention:
  /x/       Regular Floating Rate Note                                            /x/   Actual/360
  / /       Inverse Floating Rate Note                                            / /   30/360
            (Fixed Interest Rate):                                                / /   Actual/Actual



  Interest Rate Basis:
   /x/      LIBOR                                                                 / /   Commercial Paper Rate
   / /      CMT Rate                                                              / /   Eleventh District Cost of Funds Rate
   / /      Prime Rate                                                            / /   CD Rate
   / /      Federal Funds Rate                                                    / /   Other (see attached)
   / /      Treasury Rate
      Designated CMT Page:                                                        Designated LIBOR Page:
          CMT Telerate Page:                                                                        LIBOR Telerate Page: 3750
          CMT Reuters Page:                                                                         LIBOR Reuters Page:


  Index Maturity:                     One Month                                       Minimum Interest Rate:    Not Applicable



  Spread:                             -0.0300%                                        Maximum Interest Rate:    Not Applicable

  Initial Interest Rate:              Calculated as if the Original Issue             Spread Multiplier:        Not Applicable
                                      Date was an Interest Reset Date
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
  Interest Reset Dates:               Monthly, on the 22nd of every month, commencing April 22, 2002, subject to modified following Business Day convention.


  Interest Payment Dates:             Monthly, on the 22nd of every month, commencing April 22, 2002, subject to modified following Business Day convention.

  Repayment at the
  Option of the Holder:               The Notes cannot be repaid prior to the Stated Maturity Date.

  Redemption at the
  Option of the Company:              The Notes cannot be redeemed prior to the Stated Maturity Date.

  Form:                               The Notes are being issued in fully registered book-entry form.

  Trustee:                            JPMorgan Chase Bank

  Underwriters:                       Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), First Union Securities, Inc.
                                      and Credit Lyonnais Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                                      Pursuant to an agreement, dated March 21, 2002 (the "Agreement"), between the Company and the
                                      Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                                      Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                      Underwriters                                       Principal Amount of the Notes
                                      ------------                                       -----------------------------

                                      Merrill Lynch, Pierce, Fenner & Smith                       $76,000,000
                                                  Incorporated
                                      First Union Securities, Inc.                                $2,000,000
                                      Credit Lyonnais Securities (USA) Inc.                       $2,000,000
                                                                                                 -----------
                                                                              Total              $80,000,000

                                      Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                      The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                      The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Dated:                              March 21, 2002
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